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                                                                   EXHIBIT 10.41

FIRST MARBLEHEAD                            FIRST MARBLEHEAD EDUCATION RESOURCES
                                            Park Square Building
                                            31 St. James Avenue
                                            Boston, MA 02116
                                            Tel 617-422-8820 or 866-266-FMER
                                            Fax 617-426-7114

April 10, 2003

Mr. Donald Peck
58 North Street
Lexington, Massachusetts 02420

Dear Don:

First Marblehead is pleased to offer you the position of Chief Financial Officer. Your primary responsibilities will be to manage the day to day activities of FMC's Finance function, to shape and staff the function so it is in a position to provide needed information and services on a timely basis to management, our Board and external parties, and to contribute to the overall strategic direction of FMC through active participation as a member of Management Committee. I understand you can start these duties as soon as you are able to relinquish any current outside responsibilities and that you plan to start with FMC on April 14, 2003..

Your compensation will include direct annual cash compensation of $250,000, paid on a twice-monthly basis. You will also receive annual cash incentive compensation in the amount of 30% of salary (the "Target Bonus"), pending the establishment (in the first three months of your employment through a collaborative effort with Management Committee) of a broader and more formalized plan that ties bonus amounts that carry from the Target Bonus to performance criteria. Cash incentive compensation will be paid on the anniversary date of your employment if you continue to be employed by FMC on that date. In addition to these two forms of cash compensation, upon acceptance of this offer of employment we will issue you a grant of Incentive Stock Options to purchase 37,500 shares of First Marblehead common stock at a strike price of $28.00. The vesting schedule, which will be detailed in the formal grant document, is over four years, with 20% vesting immediately and 20% vesting at each of the 1st, 2nd, 3rd and 4th anniversary dates. As with all FMC employees, your performance and contributions to the firm will be reviewed at regular annual intervals.

Please note that this letter does not constitute an employment contract or a contract for a specific term of employment and that the employment relationship is at will. In the event of a change in control following which you are not offered a position, within 35 miles of your current residence, with a comparable scope of responsibilities and comparable compensation, you will be entitled to continuation of salary and benefits for the six (6) months immediately following your termination date, and, in accordance with the documents underlying your stock option grant, all of your stock options will vest immediately.

Ms. Jo-Ann Burnham, our HR Administration Manager, is available to discuss the details of our benefits program. In a nutshell, you will be immediately eligible to enroll in our Group Medical

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Insurance, our Group Dental Plan, our Group Life Plan (two times salary up to a maximum of $500,000), and our Long Term Disability Plan. For each of these, all costs are borne by the firm and you are eligible for coverage on the first day of employment. Ms. Burnham can also fill you in on other benefits, such as our non-contributory 401K Plan, which has proven to be an outstanding method of saving for the future. We offer accrual of vacation up to fifteen days and eight paid holidays per year.

As a condition of hire, First Marblehead requires that all employees sign a Non-Disclosure letter. Due to the nature of our business, this offer is contingent on satisfactory results of a credit check the company runs on prospective employees to make sure they are not in default on any student loans.

On behalf of everyone at First Marblehead, especially my Management Committee colleagues, I want you to know how pleased we are at the prospect of having you join us to help build First Marblehead into a national powerhouse. Welcome aboard.

Sincerely,

/s/ Ralph M. James

Ralph M. James
President
First Marblehead Corporation

Accepted


     /s/ Donald Peck            4/10/03
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Donald Peck                        Date